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                                                   Exhibit 99

  Aetna Media Contact:                       Prudential Contact:
  Joyce A. Oberdorf                          Bob DeFillippo
  (860) 273-7392                             (973) 802-4149

  Aetna Investor Contact:                    or:
  Robyn S. Walsh                             Kevin Heine
  (860) 273-6184                             (973) 802-7455



      AETNA TO ACQUIRE PRUDENTIAL HEALTHCARE FOR $1 BILLION


HARTFORD, CT, and Newark, NJ,  December 10, 1998 - Aetna (NYSE:
AET) and The Prudential Insurance Company of America announced today that they have entered into definitive agreements for Aetna to acquire the Prudential HealthCare business for $1 billion.

The acquisition would add approximately 6.6 million health members to Aetna U.S. Healthcare's membership base, making Aetna the country's largest provider of health benefits with approximately 22.4 million members, and the nation's number one managed care company with 18.4 million managed care members. The transaction also would more than double Aetna's dental membership from approximately 7 million members to over 15 million, making Aetna U.S. Healthcare the country's largest provider of dental benefits.

"This is a compelling opportunity that should immediately add value for our shareholders and clearly establishes Aetna as a leader in health care, serving one in 10 Americans," said Richard L. Huber, Aetna Chairman and Chief Executive Officer.

"Both Aetna U.S. Healthcare and Prudential HealthCare members will benefit from a choice of even more physicians," Huber said. "In addition, Prudential HealthCare's commitment to quality, as well as the additional scale, will improve our ability to provide physicians information that helps them get our members the care they need."

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Aetna expects the transaction to be accretive to operating
earnings for 1999. The company anticipates achieving annual cost savings and synergies of approximately $130 million to $150 million after tax within two-plus years after closing.

"The sale of our health care business is part of a continuing process to make Prudential more valuable to its policyholders and a world-class competitor," said Arthur F. Ryan, Prudential Chairman and CEO. "We are taking advantage of the consolidation trend in the health care industry to divest Prudential of a valuable but noncore asset. Exiting the health care market will allow us to concentrate additional capital and resources on insurance and financial services - areas in which Prudential is accelerating its growth both in the U.S. and internationally.

"We actively sought a buyer for our health care division that shared our commitment to quality and the well-being of our members," Ryan added. "We are very pleased to be entrusting this business to a health care leader focused on service and quality."

Included in this transaction are the Prudential HealthCare HMO, POS, PPO, and indemnity health lines, as well as its dental business. The transaction does not include Prudential's Group Life & Disability Insurance operation, which is now part of its Institutional division. With the Prudential HealthCare acquisition, Aetna U.S. Healthcare would be in the top three managed care companies in nine key states: New York, New Jersey, Pennsylvania, Texas, Maryland, Florida, Georgia, Virginia and Ohio. Additional membership will be gained in California, as well as Missouri, Colorado, Kansas and Tennessee, among other markets.

"The combination of the Prudential HealthCare business and Aetna U.S. Healthcare is a terrific strategic fit, which substantially increases our membership density in key markets," said Huber.
"We will be able to offer our customers flexibility in product offerings, as well as access to the largest provider network over a broad service area."

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The transaction is expected to be financed with fixed-income securities. It has been approved by the boards of both companies. It is expected to be completed in the second quarter of 1999, and is subject to approval by federal antitrust and state regulators, and other customary closing conditions.

"We plan to take the same deliberate approach that we have used for the integration of NYLCare, focusing on maintaining quality service throughout the integration period," Huber said. "Since Prudential HealthCare has already consolidated its service centers into four major locations, we will focus on the immediate integration of core functions and productivity improvements. While jobs will be affected, we plan to rely as much as possible on attrition and growth in our business as we streamline operations." He noted that the company plans to retain all four Prudential HealthCare service centers.

Prudential HealthCare operates managed health care plans in more than 40 major metropolitan locations serving 5 million health plan members nationwide. The Prudential Insurance Company of America is one of the largest financial institutions in the world and the largest life insurance company in the United States. It has a major presence in the insurance, securities and money management, employee benefits and administration, consumer banking, and real estate brokerage and relocation industries. Prudential's Web site address is www.prudential.com.

Aetna is a leading provider of health, retirement and financial services benefits. Through its three core businesses, Aetna U.S. Healthcare, Aetna Retirement Services and Aetna International, the company provides 35 million people worldwide with quality products, services and information to help them manage best what matters most: their health and financial well-being. Aetna's Web site address is www.aetna.com.

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CAUTIONARY STATEMENT - Certain information in this press release is forward looking including, but not limited to, statements concerning the projected estimated earnings impact of the proposed acquisition on Aetna, potential synergies and cost savings that may result from the acquisition and the expected timing of the closing of the acquisition. That information is based on management's estimates, assumptions and projections and is subject to significant uncertainties, many of which are beyond the control of the company. Important risk factors could cause Aetna's actual future results to differ materially from those currently estimated by management. Those risk factors include, but are not limited to, the ability to successfully close and integrate the Prudential health transaction on a timely basis and in a cost-efficient manner (which also is affected by the ability to eliminate duplicative administrative functions, integrate management information systems and the timing of numerous required regulatory approvals), adverse government regulation (particularly in key markets where Prudential health operates), unanticipated increases in medical costs resulting from changes in contracting or recontracting with providers, adverse pricing actions by government payors, and changes in size and product mix of membership in key markets following the transaction, Year 2000 issues, the effect of interest rate changes on financing costs, and litigation. For further discussion of important risk factors that may materially affect the forward-looking statements herein, please see the risk factors contained in Aetna's Securities and Exchange Commission filings, which risk factors are incorporated herein by reference. This press release does not constitute an offer or solicitation of an offer to purchase Aetna securities.